                                                                    Exhibit 99.1


NEWS RELEASE
FOR IMMEDIATE RELEASE

HOME CITY FINANCIAL CORPORATION REPORTS 2ND QUARTER NET INCOME

Springfield, Ohio, July 25, 2003 - Home City Financial Corporation (Nasdaq SmallCap Market: HCFC) announced net income of $181,000, or $.24 basic earnings per share, for the second quarter ended June 30, 2003, compared to $139,000, or $.19 basic earnings per share, for the quarter ended June 30, 2002. Diluted earnings per share for the quarters were also $.24 and $.19, respectively. HCFC's net income for the six months ended June 30, 2003, was $348,000, or $.46 basic earnings per share, compared to $204,000, or $.28 basic earnings per share, for the comparable period in 2002. Diluted earnings per share for the first half of 2003 and 2002 were also $.46 and $.28, respectively. Net interest income increased by $372,000 for the six-month period, reflecting improved interest rate spreads. Noninterest income decreased by $448,000 due to last year's noninterest income including $258,000 in net gains on the sale of securities as well as income from the operations of Home City Insurance Agency, Inc., which operations have been discontinued. The provision for loan losses of $200,000 was $49,000 less than the amount provided in the first half of last year to cover the significant amount of loan write-offs deemed necessary. Noninterest expense decreased $296,000 reflecting both staffing cost decreases and elimination of operating costs relative to the insurance agency.

Assets totaled $148.4 million at June 30, 2003, a decrease of $1.3 million, or 0.9%, from December 31, 2002. Net loans receivable increased $1.1 million, or 0.9%, during the first half of 2003 and totaled $128.5 million at June 30, 2003. The growth in loans continues to be primarily attributable to the commercial loan category. The loan originations were funded mainly by increases in deposits and by sales of securities. Deposits totaled $101.8 million at June 30, 2003, an increase of $2.7 million, or 2.7%, from $99.1 million at December 31, 2002.

Information on transactions in HCFC's shares is quoted on The Nasdaq SmallCap Market under the symbol "HCFC".


Contact: J. William Stapleton, CEO/COO
         (937) 390-0470


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HOME CITY FINANCIAL CORPORATION

Selected Consolidated Financial Condition Data:  June 30,     Dec. 31,        Incr.                %
-----------------------------------------------    2003          2002         (Decr.)           Change
                ($ In thousands)                 --------      --------      --------            ----



Total assets                                     $148,437      $149,735      $ (1,298)           (0.9)%
Loans, net                                        128,541       127,415         1,126             0.9
Allowance for loan losses                             715           503           212            42.1
Available-for-sale securities                       5,184         6,363        (1,179)          (18.5)
Federal Home Loan Bank stock                        2,220         2,177            43             2.0
Deposits                                          101,832        99,119         2,713             2.7
Federal Home Loan Bank advances                    34,018        38,199        (4,181)          (10.9)
Shareholders' Equity                               11,694        11,559           135             1.2

                                                   Three Months Ended           Six Months Ended
Selected Consolidated Operations Data:                   June 30,                   June 30,
--------------------------------------                   --------                   --------
($ in thousands except per share amounts)          2003          2002          2003            2002
                                                   ----          ----          ----            ----

Total interest income                            $  2,302      $  2,507      $  4,651       $   4,972
Total interest expense                              1,156         1,528         2,405           3,098
                                                 --------      --------      --------       ---------
         Net interest income                        1,146           979         2,246           1,874
Provision for loan losses                             110           236           200             249
                                                 --------      --------      --------       ---------
         Net interest income after
         provision for loan losses                  1,036           743         2,046           1,625
Total noninterest income                               67           435           156             604
Total noninterest expense                             867         1,006         1,709           2,005
                                                 --------      --------      --------       ---------
         Income before federal income tax             236           172           493             224
Federal income tax expense                             55            33           145              20
                                                 --------      --------      --------       ---------

Net income                                       $    181      $    139      $    348       $     204
                                                 --------      --------      --------       ---------
Earnings per share
            Basic                                $   0.24      $   0.19      $   0.46       $    0.28
            Diluted                              $   0.24      $   0.19      $   0.46       $    0.28